                                                                      Exhibit 12

                   Burlington Northern Santa Fe Corporation
        Statement of Computation of Ratio of Earnings to Fixed Charges
                          (In millions, except ratio)


                                     Three Months Ended
                                          March 31,                      Year Ended December 31,
                                    --------------------                 -----------------------

                                      1997        1996        1996        1995          1994           1993       1992
                                      ----        ----        ----        ----          ----           ----       ----
Earnings:

Pre-Tax income (loss)                $ 242       $ 306       $1,440       $334         $695          $521        $452

Add:
     Interest and fixed
     charges, excluding
     capitalized interest               84          75          301        220           155          145         186

     Amortization of
     capitalized interest                1           1            3          1            --           --          --

     Portion of rent
     under long-term
     operating leases
     representative of
     an interest factor                 47          44          179        129            98           92         100

Deduct:
     Undistributed
     equity in earnings
     of investments
     accounted for
     under the equity
     method                              6           2            5         27             4            3          --
                                      ----        ----         ----       ----          ----         ----        ----

     Total earnings
     available for fixed
     charges                         $ 368       $ 424       $1,918       $657          $944         $755        $738
                                     =====       =====       ======       ====          ====         ====        ====

Fixed Charges:

     Interest expense and
     fixed charges                   $  87       $  79       $  314       $227          $157         $145        $186

     Portion of rent under
     long-term operating
     leases representative
     of an interest factor              47          44          179        129            98           92         100
                                     -----       -----         ----       ----          ----         ----        ----

     Total Fixed Charges             $ 134       $ 123       $  493       $356          $255         $237        $286
                                     =====       =====       ======       ====          ====         ====        ====
Ratio of Earnings to
Fixed Charges                        2.75x        3.45x        3.89x      1.85x  (1)    3.70x        3.19x       2.58x
                                     ====         ====         ====       ====          ====         ====        ====

(1) Earnings for the year ended December 31, 1995, include merger, severance and asset charges of $735 million. Excluding these costs, the ratio would have been 3.91x.